Exhibit 4.17

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AND

SHAREHOLDERS’ AGREEMENT

dated as of                  , 2009

between

TPG III POLYMER HOLDINGS LLC

TPG IV POLYMER HOLDINGS LLC

J.P. MORGAN PARTNERS (BHCA), L.P.

J.P. MORGAN PARTNERS GLOBAL INVESTORS, L.P.

J.P. MORGAN PARTNERS GLOBAL INVESTORS (CAYMAN), L.P.

JPMP GLOBAL FUND/KRATON, L.P.

JPMP GLOBAL FUND/KRATON A, L.P.

J.P. MORGAN PARTNERS GLOBAL INVESTORS (CAYMAN) II, L.P.

J.P. MORGAN PARTNERS GLOBAL INVESTORS (SELLDOWN), L.P.

J.P. MORGAN PARTNERS GLOBAL INVESTORS (SELLDOWN) II, L.P.

JPMP GLOBAL FUNDN/KRATON/SELLDOWN, L.P.

JPMP GLOBAL FUND/KRATON/SELLDOWN II, L.P.

and

KRATON PERFORMANCE POLYMERS, INC.

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

AMENDED AND RESTATED

REGISTRATION RIGHTS AND SHAREHOLDERS’ AGREEMENT

AMENDED AND RESTATED REGISTRATION RIGHTS AND SHAREHOLDERS’ AGREEMENT (as amended, modified and supplemented from time to time, the “Agreement”), dated as of                 , 2009, by and between Kraton Performance Polymers, Inc. (f.k.a. Polymer Holdings LLC), a Delaware corporation (the “Company”) and TPG III Polymer Holdings LLC, a Delaware limited liability company (“TPG III”), TPG IV Polymer Holdings LLC, a Delaware limited company (“TPG IV”), J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership, J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership, J.P. Morgan Partners Global Investors (Cayman), L.P., a Cayman Islands limited partnership, JPMP Global Fund/Kraton, L.P., a Delaware limited partnership, JPMP Global Fund/Kraton A, L.P. a Delaware limited partnership, J.P. Morgan Partners Global Investors (Cayman) II, L.P., a Cayman Islands limited partnership, J.P. Morgan Partners Global Investors (Selldown), L.P., a             , J.P. Morgan Partners Global Investors (Selldown) II, L.P., a             , JPMP Global Fund/Kraton/Selldown, L.P., a             , and JPMP Global Fund/Kraton/Selldown II, L.P., a             .

RECITALS

WHEREAS, on December 23, 2003, certain of the parties hereto entered into a Registration Rights Agreement (the “Original Agreement”);

WHEREAS, prior to the date hereof, TJ Chemical Holdings LLC has merged with and into Kraton Polymers LLC, and, in consideration for such merger, the Sponsors (as defined below) have received Common Shares of the Company; and

WHEREAS, the parties hereto desire to enter into this Amended and Restated Registration Rights and Shareholders’ Agreement in order to make the modifications hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” means public disclosure of material non-public information that, in the Board of Directors’ good faith judgment, after consultation with independent outside counsel to the Company, (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing of such

Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Agreement” has the meaning set forth in the preamble.

“Affiliate” has the meaning specified in Rule 12b-2 under the Exchange Act for purposes of Section 2.9. For all other purposes under this Agreement, “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For the purposes of the preceding sentence, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, no Person shall be considered an Affiliate as a result of any employment or management arrangement with the Company or any its subsidiaries. The term “Affiliated” has a correlative meaning.

“Banking Regulations” means all federal, state and foreign Laws applicable to banks, bank holding companies and their Affiliates, including without limitation, the Bank Holding Company Act and the Federal Reserve Act.

“Board of Directors” means the board of directors of the Company.

“Common Shares” means the issued and outstanding shares of the Company’s common stock.

“Company” has the meaning set forth in the preamble and shall include the Company’s successors by merger, acquisition, reorganization, conversion or otherwise.

“Company Public Sale” has the meaning set forth in Section 2.3(a).

“Demand Notice” has the meaning set forth in Section 2.2(e).

“Demand Period” has the meaning set forth in Section 2.2(d).

“Demand Registration” has the meaning set forth in Section 2.2(a).

“Demand Registration Statement” has the meaning set forth in Section 2.2(a).

“Demand Suspension” has the meaning set forth in Section 2.2(g).

“Effectiveness Date” means the date on which Holders are no longer subject to any underwriter’s lock-up or other contractual restriction in connection with the Company’s IPO.

“Equity Securities” any equity interest of the Company or any successor of the Company, whether by merger, acquisition, reorganization, conversion or otherwise .

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Group” has the meaning set forth in Section 5.5.

“Holder” means any holder of Registrable Securities who is a party hereto or who succeeds to rights hereunder pursuant to Section 5.6.

“Holding Period” has the meaning set forth in Section 4.1(a).

“Initial Registrable Securities” means the Registrable Securities outstanding as of the IPO Date.

“Investors” means TPG III, TPG IV and JPMP.

“IPO” means the initial registered offering of Equity Securities taking place on the IPO Date.

“IPO Date” means             , 2009.

“JPMP” means, collectively, J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership, J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership, J.P. Morgan Partners Global Investors (Cayman), L.P., a Cayman Islands limited partnership, JPMP Global Fund/Kraton, L.P., a Delaware limited partnership, JPMP Global Fund/Kraton A, L.P., a Delaware limited partnership, J.P. Morgan Partners Global Investors (Cayman) II, L.P., a Cayman Islands limited partnership, J.P. Morgan Partners Global Investors (Selldown), L.P., a , J.P. Morgan Partners Global Investors (Selldown) II, L.P.,             , JPMP Global              Fund/Kraton/Selldown, L.P., a             , and JPMP Global Fund/Kraton/Selldown II, L.P., a             .

“JPMP Group” means JPMP and the successors and Permitted Transferees of any of the members of JPMP.

“Law” means, with respect to any Person, (i) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any governmental authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, including, without limitation, Banking Regulations, and (ii) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“Material Adverse Change” means (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) a material outbreak or escalation of armed hostilities or other international or national calamity involving the United States or the declaration by the United States of a national emergency or war or a change in national or international financial, political or economic conditions; and (iv) any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company and its subsidiaries taken as a whole.

“Original Agreement” has the meaning set forth in the recitals.

“Permitted Transferee” means, with respect to any Person, (i) an Affiliate of such Person; or (ii) any of such Person’s related investment funds.

“Person” means any individual, corporation, association, limited liability company, partnership, estate, trust, unincorporated organization or a government or any agency or political subdivision thereof.

“Piggyback Registration” has the meaning set forth in Section 2.3(a).

“Preemption Notice” has the meaning set forth in Section 2.2(f).

“Private Sale” has the meaning set forth in Section 2.10(b).

“Proposed Transfer” has the meaning set forth in Section 4.3(a).

“Proposed Transferee” has the meaning set forth in Section 4.3(a).

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including pre- and post-effective amendments to such Registration Statement, and all other material incorporated by reference in such prospectus.

“Registrable Securities” means any Equity Securities and any securities that may be issued or distributed or be issuable in respect of any Equity Securities by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction; provided, that any such Registrable Securities shall cease to be Registrable Securities to the extent (i) a Registration Statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement, (ii) such Registrable Securities have been distributed pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act or (iii) such Registrable Securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting transfer under the Securities Act shall have been delivered by the Company and such securities may be publicly resold without Registration under the Securities Act.

“Registration” means a registration with the SEC of the Company’s securities for offer and sale to the public under a Registration Statement. The term “Register” shall have a correlative meaning.

“Registration Expenses” has the meaning set forth in Section 2.8.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Regulatory Problem” means any set of facts or circumstances in which JPMP’s ownership of securities issued by the Company (i) gives rise to a material violation of Law by JPMP or any of its Affiliates, or gives rise to a reasonable belief by JPMP that such a violation is likely to occur or (ii) gives rise to a limitation in Law that will materially impair the ability of JPMP or any Affiliate to conduct its business or gives rise to a reasonable belief by JPMP that such a limitation is likely to arise.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shareholder” has the meaning set forth in Section 2.3(a).

“Shelf Period” has the meaning set forth in Section 2.1(b).

“Shelf Registration” means a Registration effected pursuant to Section 2.1.

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on either (i) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (ii) if the Company is not permitted to file a Registration Statement on Form S-3, an evergreen Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

“Shelf Sale” has the meaning set forth in Section 2.1(d).

“Shelf Seller” has the meaning set forth in Section 2.1(d).

“Shelf Suspension” has the meaning set forth in Section 2.1(c).

“Sponsor” means one of the TPG Group or the JPMP Group, and “Sponsors” means the TPG Group and the JPMP Group, collectively.

“Sponsor Director” means any director designated by TPG or JPMP and elected to the Board of Directors in accordance with Article III.

“Tagging Holder” has the meaning set forth in Section 4.3(a).

“TPG” means TPG III and TPG IV, collectively.

“TPG III” has the meaning set forth in the preamble to this Agreement.

“TPG IV” has the meaning set forth in the preamble to this Agreement.

“TPG Group” means TPG and the successors and Permitted Transferees of TPG III or TPG IV.

“Transfer” means, with respect to any Equity Securities, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Equity Securities, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law; provided, that the term “indirect transfer” shall not include any direct or indirect sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of any interest in TPG or JPMP, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law, in the securities of JPMP or TPG, as applicable.

“Transferring Holder” has the meaning set forth in Section 4.3(a).

“Underwritten Offering” means a Registration in which securities of the Company are sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.

Section 1.2 General Interpretive Principles.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection, Section, Exhibit, Schedule and Annex references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(f) For purposes of determining whether any thresholds hereunder have been satisfied, Holders which are Affiliates shall aggregate their respective holdings of Equity Securities.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1 Shelf Registration.

(a) Filing. If, after the expiration of the Holding Period, (i) the Sponsors, collectively, continue to beneficially own at least fifty percent (50%) of the Common Shares held by the Sponsors as of the IPO Date, or (ii) the Holders holding, in the aggregate, at least seventy five percent (75%) of the Registrable Securities so demand, the Company shall as promptly as practicable file with the SEC a Shelf Registration Statement relating to the offer and sale of the Registrable Securities by the Holders from time to time in accordance with the methods of distribution elected by such and set forth in the Shelf Registration Statement and, thereafter, shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act. If, on such date, the Company does not qualify to file a Shelf Registration Statement under the Securities Act, the provisions of this Section 2.1 shall not apply.

(b) Continued Effectiveness. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by Holders until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another registration statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) and (ii) the date as of which each of the Holders is permitted to sell its Registrable Securities without Registration pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder (such period of effectiveness, the “Shelf Period”). Subject to Section 2.1(c), the Company shall not be deemed to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Holders of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable law.

(c) Suspension of Registration. If the continued use of such Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving at least ten (10) days’ prior written notice of such action to the Holders, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided that the Company shall not be permitted to exercise a Shelf Suspension (i) more than one time during any 12-month period, or (ii) for a period exceeding thirty (30) days on any one occasion. In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders upon the termination of any Shelf Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by each of TPG and JPMP, provided that in the event the Registrable Securities of either of the TPG Group or the JPMP Group included in any offering pursuant to such Shelf Registration Statement are less than 50% of the Registrable Securities of the other group included in such offering pursuant to such Shelf Registration Statement, then the request of the Person whose group holds such lesser amount of Registrable Securities included in such Shelf Registration shall not be required under this Section 2.1(c).

(d) Shelf Notice. In the event that a Shelf Registration has been filed pursuant to Section 2.1(a)(i), any Holder (a “Shelf Seller”) wishing to sell Registrable Securities pursuant to the Shelf Registration Statement (other than pursuant to the exercise of rights granted by this Section 2.1(d)) (a “Shelf Sale”) shall, at least five (5) Business Days prior to the closing of the proposed sale, deliver a written notice (a “Shelf Notice”) to all other Holders of Registrable Securities, and each Holder shall be entitled to include in such sale up to the number of Registrable Securities then held by each such Holder by written notice to the Shelf Seller at least two (2) Business Days prior to the closing of the proposed sale.

(e) Underwritten Offering. If each of TPG and JPMP so elect, such offering of Registrable Securities shall be in the form of an Underwritten Offering, and the Company shall amend or supplement the Shelf Registration Statement for such purpose; provided that in the event the Registrable Securities of either of the TPG Group or the JPMP Group included in any offering pursuant to such Shelf Registration Statement are less than 50% of the Registrable Securities of the other group included in such offering pursuant to such Shelf Registration Statement, then the election of the Person whose group holds such lesser amount of Registrable Securities included in such Shelf Registration, shall not be required under this Section 2.1(e); provided, further, that if the Sponsor initiating such offering of Registrable Securities has any remaining rights to request Demand Registrations pursuant to Section 2.2(b), such Sponsor shall have the right to require such offering to be in the form of an Underwritten Offering even if the consent of the other Sponsor would otherwise be required pursuant to this sentence, in which case such initiating Sponsor’s number of remaining rights to request Demand Registrations pursuant to Section 2.2 shall be reduced by one (1). In the event such offering of Registrable Securities is in the form of an Underwritten Offering, TPG and JPMP shall have the right to select the managing underwriter or underwriters to administer such offering; provided that such managing underwriter or underwriters shall be reasonably acceptable to the Company.

(f) Priority of Securities Sold Pursuant to Shelf Registrations. If the managing underwriter or underwriters of a proposed Underwritten Offering of the Registrable Securities included in a Shelf Registration (or, in the case of a Shelf Registration not being underwritten, the Shelf Seller), advise the Board of Directors in writing that, in its or their opinion, the number of securities requested to be included in such Shelf Sale exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such Shelf Sale shall be allocated pro rata among the Holders that have requested to participate in such Shelf Sale (including the Shelf Seller) on the basis of the relative number of Registrable Securities then held by each such Holder, to the extent necessary to reduce the total number of Registrable Securities to be included in such offering to the number recommended by the managing underwriter or underwriters or such Holders; provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner. To the extent that any Registrable Securities so requested to be registered by the Sponsor initiating the offering of Registrable Securities under the Shelf Registration Statement are excluded from the offering, then, notwithstanding the second proviso of Section 2.2(e), such Sponsor’s right to request Demand Registrations shall not be reduced in connection with the applicable Underwritten Offering.

Section 2.2 Demand Registration.

(a) Demand by Holders. If after the Effectiveness Date, there is no currently effective Shelf Registration Statement on file with the SEC, each of TPG III, TPG IV and JPMP may make a written request to the Company for Registration of Registrable Securities held by such Holders and any other Holders of Registrable Securities; provided that, during the Holding Period, such written request shall not be made without the consent of both Sponsors. Any such requested Registration shall hereinafter be referred to as a “Demand Registration.” Each request for a Demand Registration shall specify the kind and aggregate amount of Registrable Securities to be Registered and the intended methods of disposition thereof. Within thirty (30) days of a request for a Demand Registration, the Company shall file a Registration Statement relating to such Demand Registration (a “Demand Registration Statement”), and shall use its reasonable best efforts to cause such Demand Registration Statement to promptly be declared effective under (i) the Securities Act and (ii) the “Blue Sky” laws of such jurisdictions as any Holder of Registrable Securities being registered under such Registration or any underwriter, if any, reasonably requests.

(b) Limitation on Demand Registrations. Subject to Sections 2.1(e) and 2.2(i), each of TPG III and TPG IV shall have the right to request up to three (3) Demand Registrations and JPMP shall have the right to request up to four (4) Demand Registrations pursuant to Section 2.2(a).

(c) Demand Withdrawal. A Holder may withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement. Upon receipt of notices to such effect from all Holders that delivered either a request for Demand Registration pursuant to Section 2.2(a) or a request for inclusion in such Demand Registration pursuant to Section 2.2(e), with respect to the applicable Demand Registration Statement, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement and such Registration nonetheless shall be deemed a Demand Registration for purposes of Section 2.2(b) unless (i) the withdrawing Holders shall have paid or reimbursed the Company for all of the reasonable and documented out-of-pocket fees and expenses incurred by the Company in connection with the Registration of such withdrawn Registrable Securities or (ii) the withdrawal is made following the occurrence of a Material Adverse Change or having been notified that the Registration would require the Company to make an Adverse Disclosure.

(d) Effective Registration. The Company shall be deemed to have effected a Demand Registration if the Demand Registration Statement is declared effective by the SEC and remains effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or if such Registration Statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the underwriter or underwriters, a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (the applicable period, the “Demand Period”). No Demand Registration shall be deemed to have been effected if (i) during the Demand Period such Registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by a participating Holder.

(e) Demand Notice. Promptly upon receipt of any request for a Demand Registration pursuant to Section 2.2(a) (but in no event more than five (5) Business Days thereafter), the Company shall deliver a written notice (a “Demand Notice”) of any such Registration request to all other Holders of Registrable Securities, and the Company shall include in such Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) Business Days after the date that the Demand Notice has been delivered. All requests made pursuant to this Section 2.2(e) shall specify the aggregate amount of Registrable Securities to be registered and the intended method of distribution of such securities.

(f) Preemption. If not more than thirty (30) days prior to receipt of any request for a Demand Registration pursuant to Section 2.2(a) the Company shall have (i) circulated to prospective underwriters and their counsel a draft of a Registration Statement for a primary offering of equity securities on behalf of the Company, (ii) solicited bids for a primary offering of Equity Securities, or (iii) otherwise reached an understanding with an underwriter with respect to a primary offering of Equity Securities, the Company may preempt the Demand Registration with such primary offering by delivering written notice of such intention (the “Preemption Notice”) to the Holders making a request for a Demand Registration within five days after the Company has received the request. The period of preemption may be up to forty-five (45) days following the date of the Preemption Notice. Notwithstanding anything to the contrary herein, the Company shall not be entitled to exercise its right to preempt a Demand Registration pursuant to this Section 2.2(f) more than once during any 12-month period.

(g) Delay in Filing; Suspension of Registration. If the filing, initial effectiveness or continued use of a Demand Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided that the Company shall not be permitted to exercise a Demand Suspension (i) more than once during any 12-month period, or (ii) for a period exceeding thirty (30) days on any one occasion. In the case of a Demand Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders upon the termination of any Demand Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Demand Registration Statement, if required by the registration form used by the Company for the Demand Registration or by the instructions applicable to such registration form or by the

Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holder that requested such Demand Registration pursuant to Section 2.2(a) hereof.

(h) Underwritten Offering. If TPG and JPMP agree, such offering of Registrable Securities shall be in the form of an Underwritten Offering; provided, that in the event the Registrable Securities of either of the TPG Group or the JPMP Group included in any offering pursuant to such Demand Registration Statement are less than 50% of the Registrable Securities of the other group included in such offering pursuant to such Demand Registration Statement, then the election of the Person whose group holds such lesser amount of Registrable Securities included in such Demand Registration, shall not be required under this Section 2.2(h); provided, further, that the Sponsor requesting such Demand Registration shall have the right to require such offering to be in the form of an Underwritten Offering even if the consent of the other Sponsor would otherwise be required pursuant to this sentence. In the event such offering of Registrable Securities is in the form of an Underwritten Offering, each of TPG and JPMP shall have the right to select the managing underwriter or underwriters to administer the offering; provided that such managing underwriter or underwriters shall be reasonably acceptable to the Company.

(i) Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Offering of the Registrable Securities included in a Demand Registration (or, in the case of a Demand Registration not being underwritten, the Holder that requested such Demand Registration pursuant to Section 2.2(a) hereof), advise the Board of Directors in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such Demand Registration shall be allocated pro rata among the Holders that have requested to participate in such Demand Registration on the basis of the relative number of Registrable Securities then held by each such Holder, to the extent necessary to reduce the total number of Registrable Securities to be included in such offering to the number recommended by the managing underwriter or underwriters or such Holders; provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner. To the extent that any Registrable Securities so requested to be registered are excluded from the offering, then a Holder of such Registrable Securities who made such Demand Registration shall have the right to a total of one additional Demand Registration for each such exclusion under this Section 2.2.

Section 2.3 Piggyback Registration.

(a) Participation. If the Company at any time proposes to file a Registration Statement under the Securities Act with respect to any offering of its securities for its own account or for the account of any other Persons (other than (i) a Registration under Section 2.1 or 2.2, (ii) a Registration on Form S-4 or S-8 or any successor form to such Forms or (iii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement) (a “Company Public Sale”), then, as soon as practicable (but in no event less than 45 days prior to the proposed date of filing of such Registration Statement), the Company shall give written notice of such proposed filing to all Holders of Registrable Securities, and such notice shall offer the Holders of such Registrable Securities the opportunity to Register under such Registration Statement such number of Registrable Securities as each such Holder may request in writing (a

“Piggyback Registration”). If the Company determines to offer any shareholder of the Company (a “Shareholder”), the opportunity to participate in a Piggyback Registration pursuant to an agreement between the Company and such Shareholder, then, for the purpose of this Section 2.3, such Shareholder will be deemed to be a Holder and any equity interests of the Company held by such Shareholder will be deemed to be Registrable Securities, and such Shareholder will have the right to participate in any Piggyback Registration pursuant to this Section 2.3. Subject to Section 2.3(b), the Company shall include in such Registration Statement all such Registrable Securities that are requested to be included therein within 15 days after the receipt by such Holder of any such notice; provided that if at any time after giving written notice of its intention to Register any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, the Company shall determine for any reason not to Register or to delay Registration of such securities, the Company shall give written notice of such determination to each Holder of Registrable Securities and, thereupon, (i) in the case of a determination not to Register, shall be relieved of its obligation to Register any Registrable Securities in connection with such Registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders of Registrable Securities entitled to request that such Registration be effected as a Demand Registration under Section 2.2, and (ii) in the case of a determination to delay Registering, in the absence of a request for a Demand Registration, shall be permitted to delay Registering any Registrable Securities, for the same period as the delay in Registering such other securities. If the offering pursuant to such Registration Statement is to be underwritten, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.3(a) must, and the Company shall make such arrangements with the managing underwriter or underwriters so that each such Holder may, participate in such Underwritten Offering. If the offering pursuant to such Registration Statement is to be on any other basis, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.3(a) must, and the Company shall make such arrangements so that each such Holder may, participate in such offering on such basis. Each Holder of Registrable Securities shall be permitted to withdraw all or part of such Holder’s Registrable Securities from a Piggyback Registration at any time prior to the effectiveness of such Registration Statement.

(b) Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed Underwritten Offering of Registrable Securities included in a Piggyback Registration informs the Company and the Holders of Registrable Securities in writing that, in its or their opinion, the number of securities which such Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, 100% of the securities that the Company or (subject to Section 2.7) any Person (other than a Holder of Registrable Securities) exercising a contractual right to demand Registration, as the case may be, proposes to sell, and (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated pro rata among the Holders that have requested to participate in such Registration based on the relative number of Registrable Securities then held by each such Holder (provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner) and (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.

(c) No Effect on Demand Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 2.3 shall be deemed to have been effected pursuant to Sections 2.1 and 2.2 or shall relieve the Company of its obligations under Sections 2.1 or 2.2.

Section 2.4 Black-out Periods.

(a) Black-out Periods for Holders. In the event of a Company Public Sale of the Company’s equity securities in an Underwritten Offering, the Holders of Registrable Securities agree, if requested by the managing underwriter or underwriters in such Underwritten Offering, not to effect any public sale or distribution of any securities (except, in each case, as part of the applicable Registration, if permitted) that are the same as or similar to those being Registered in connection with such Company Public Sale, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning seven (7) days before and ending ninety (90) days (or such lesser period as may be permitted by the Company or such managing underwriter or underwriters) after, the effective date of the Registration Statement filed in connection with such Registration, to the extent timely notified in writing by the Company or the managing underwriter or underwriters.

(b) Black-out Period for the Company and Others. In the case of a Registration of Registrable Securities pursuant to Section 2.1 or 2.2 for an Underwritten Offering, the Company and each Holder of Registrable Securities agrees, if requested by each of TPG and JPMP (provided that in the event the Registrable Securities of either of the TPG Group or the JPMP Group included in any offering pursuant to such Shelf Registration Statement are less than 50% of the Registrable Securities of the other group included in such offering pursuant to such Registration, then the election of the Person whose group holds such lesser amount of Registrable Securities included in such Registration, shall not be required under this Section 2.4(b)) or the managing underwriter or underwriters, not to effect any public sale or distribution of any securities that are the same as or similar to those being Registered, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning seven (7) days before, and ending ninety (90) days (or such lesser period as may be permitted by such Holders or such managing underwriter or underwriters) after, the effective date of the Registration Statement filed in connection with such Registration (or, in the case of an offering under a Shelf Registration Statement, the date of the closing under the underwriting agreement in connection therewith), to the extent timely notified in writing by a Holder of Registrable Securities covered by such Registration Statement or the managing underwriter or underwriters. Notwithstanding the foregoing, the Company may effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made pursuant to Registrations on Form S-4 or S-8 or any successor form to such Forms or as part of any Registration of securities for offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement. The Company agrees to use its reasonable best efforts to obtain from each Holder of restricted securities of the Company which securities are the same as or similar to the Registrable

Securities being Registered, or any restricted securities convertible into or exchangeable or exercisable for any of such securities, an agreement not to effect any public sale or distribution of such securities during any such period referred to in this paragraph, except as part of any such Registration, if permitted. Without limiting the foregoing (but subject to Section 2.7), if after the date hereof the Company grants any Person (other than a Holder of Registrable Securities) any rights to demand or participate in a Registration, the Company agrees that the agreement with respect thereto shall include such Person’s agreement to comply with any black-out period required by this Section as if it were the Company hereunder.

Section 2.5 Registration Procedures.

(a) In connection with the Company’s Registration obligations under Sections 2.1, 2.2 and 2.3, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

(i) prepare the required Registration Statement including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing a Registration Statement or Prospectus, or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel and (y) except in the case of a Registration under Section 2.3, not file any Registration Statement or Prospectus or amendments or supplements thereto to which each of TPG and JPMP or the underwriters, if any, shall reasonably object; provided that in the event the Registrable Securities of either of the TPG Group or the JPMP Group included in any offering pursuant to such Registration Statement are less than 50% of the Registrable Securities of the other group included in such offering pursuant to such Registration Statement, then the objection of the Person whose group holds such lesser amount of Registrable Securities included in such Registration, shall not be permitted to prevent any such filing by the Company under this Section 2.5(a)(i);

(ii) as soon as possible (in the case of a Demand Registration, no later than thirty (30) days after a request for a Demand Registration) file with the SEC a Registration Statement relating to the Registrable Securities including all exhibits and financial statements required by the SEC to be filed therewith, and use its reasonable best efforts to cause such Registration Statement to become effective under the Securities Act;

(iii) prepare and file with the SEC such pre- and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (x) reasonably requested by each of TPG and JPMP; provided that in the event the Registrable Securities of either of the TPG Group or the JPMP Group included in any offering pursuant to such Registration Statement are less than

50% of the Registrable Securities of the other group included in such offering pursuant to such Registration Statement, then the request of the Person whose group holds such lesser amount of Registrable Securities included in such offering pursuant to such Registration Statement, shall not be required under this Section 2.5(a)(iii)(x), (y) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such Registration effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

(iv) notify the participating Holders of Registrable Securities and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (a) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement to such Prospectus has been filed, (b) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus or for additional information, (c) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, (d) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects, and (e) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(v) promptly notify each selling Holder of Registrable Securities and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such

Registration Statement or Prospectus which shall correct such misstatement or omission or effect such compliance;

(vi) use its reasonable best efforts to prevent or obtain the withdrawal of any stop order or other order suspending the use of any preliminary or final Prospectus;

(vii) promptly incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters and each of TPG and JPMP agree should be included therein relating to the plan of distribution with respect to such Registrable Securities (provided that in the event the Registrable Securities of either of the TPG Group or the JPMP Group being sold are less than 50% of the Registrable Securities of the other group being sold, then the agreement of the Person whose group holds such lesser amount of Registrable Securities being sold, shall not be required under this Section 2.5(a)(vii)); and make all required filings of such Prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(viii) furnish to each selling Holder of Registrable Securities and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(ix) deliver to each selling Holder of Registrable Securities and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Holder or underwriter may reasonably request (it being understood that the Company consents to the use of such Prospectus or any amendment or supplement thereto by each of the selling Holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto) and such other documents as such selling Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter;

(x) on or prior to the date on which the applicable Registration Statement is declared effective, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders of Registrable Securities, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by Section 2.1(b) or Section 2.2(d), whichever is applicable, provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(xi) cooperate with the selling Holders of Registrable Securities and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two (2) business days prior to any sale of Registrable Securities to the underwriters;

(xii) use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(xiii) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company;

(xiv) make such representations and warranties to the Holders of Registrable Securities being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary underwritten public offerings;

(xv) enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as each of TPG and JPMP or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities; provided that in the event the Registrable Securities of either of the TPG Group or the JPMP Group being sold are less than 50% of the Registrable Securities of the other group being sold, then the request of the Person whose group holds such lesser amount of Registrable Securities being sold, shall not be required under this Section 2.5(a)(xv);

(xvi) obtain for delivery to the Holders of Registrable Securities being registered and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the effective date of the Registration Statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

(xvii) in the case of an Underwritten Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Holders of Registrable Securities included in such Registration, a cold comfort letter from the Company’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(xviii) cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xix) use its reasonable best efforts to comply with all applicable securities laws and make available to its security Holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(xx) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(xxi) use its best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company’s securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s securities are then quoted;

(xxii) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by each of TPG and JPMP, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such Holders or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility; provided that any such Person gaining access to information regarding the Company pursuant to this Section 2.5(a)(xxii) shall agree to hold in strict confidence and shall not make any disclosure or use any information regarding the Company that the Company determines in good faith to be confidential, and of which determination such Person is notified, unless (w) the release of such information is requested or required (by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process), (x) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has knowledge, (y) such information is or becomes available to such Person on a non-confidential basis from a source other than the Company or (z) such information is independently developed by such Person; provided, further, that in the event the Registrable Securities of either of the TPG Group or the JPMP Group covered by the applicable Registration Statement are less than 50% of the Registrable Securities of the other group covered by the applicable Registration Statement, then the Person whose group holds such lesser amount of Registrable Securities covered by such Registration Statement, shall not be entitled to participate in the appointment of a representative for the purposes of this Section 2.5(a)(xxii); and

(xxiii) in the case of an Underwritten Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such Underwritten Offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto.

(b) The Company may require each seller of Registrable Securities as to which any Registration is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing. Each Holder of Registrable Securities agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

(c) Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.5(a)(v), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.5(a)(v), or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 2.5(a)(v) or is advised in writing by the Company that the use of the Prospectus may be resumed.

(d) Holders may seek to register different types of Registrable Securities simultaneously and the Company shall use its reasonable best efforts to effect such Registration and sale in accordance with the intended method or methods of disposition specified by such Holders.

Section 2.6 Underwritten Offerings.

(a) Shelf and Demand Registrations. If requested by the underwriters for any Underwritten Offering requested by Holders of Registrable Securities pursuant to a Registration under Section 2.1 or Section 2.2, the Company shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company, each of TPG and JPMP, and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 2.9; provided that in the event the Registrable Securities of either of the TPG Group or the JPMP Group included in such Underwritten Offering are less than 50% of the Registrable Securities of the other group included in such Underwritten Offering, then the agreement of the Person whose group holds such lesser amount of Registrable Securities included in such Underwritten Offering, shall not be required under this Section 2.6(a). The Holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof. Such Holders of Registrable Securities to be distributed by such underwriters shall be parties to such underwriting agreement, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Holders of Registrable Securities as are customarily made by issuers to selling stockholders in secondary underwritten public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Holders of Registrable Securities. Any such Holder of Registrable Securities shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations required to be made by such Holder under applicable law, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s net proceeds from such Underwritten Offering.

(b) Piggyback Registrations. If the Company proposes to register any of its securities under the Securities Act as contemplated by Section 2.3 and such securities are to be distributed in an Underwritten Offering through one or more underwriters, the Company shall, if requested by any Holder of Registrable Securities pursuant to Section 2.3 and subject to the provisions of Section 2.3(b), use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration. The Holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriters, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the

Company to and for the benefit of such Holders of Registrable Securities as are customarily made by issuers to selling stockholders in secondary underwritten public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Holders of Registrable Securities. Any such Holder of Registrable Securities shall not be required to make any representations or warranties to, or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities and such Holder’s intended method of distribution or any other representations required to be made by such Holder under applicable law, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s net proceeds from such Underwritten Offering.

(c) Participation in Underwritten Registrations. Subject to the provisions of Section 2.6(a) and (b) above, no Person may participate in any Underwritten Offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

(d) Price and Underwriting Discounts. In the case of an Underwritten Offering under Section 2.1 or 2.2, the price, underwriting discount and other financial terms for the Registrable Securities shall be determined by each of TPG and JPMP; provided that in the event the Registrable Securities of either of the TPG Group or the JPMP Group included in such Underwritten Offering are less than 50% of the Registrable Securities of the other group included in such Underwritten Offering, then the determination of the Person whose group holds such lesser amount of Registrable Securities included in such Underwritten Offering, shall not be required under this Section 2.6(d). In addition, in the case of any Underwritten Offering, each of the Holders may withdraw their request to participate in the registration pursuant to Section 2.1, 2.2 or 2.3 after being advised of such price, discount and other terms and shall not be required to enter into any agreements or documentation that would require otherwise.

Section 2.7 No Inconsistent Agreements; Additional Rights. The Company shall not hereafter enter into, and is not currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders of Registrable Securities by this Agreement. Without the consent of each of TPG III, TPG IV and JPMP, the Company shall not enter into any agreement granting registration or similar rights to any Person, and hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any Person other than pursuant to this Agreement.

Section 2.8 Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (vii) all applicable rating agency fees with respect to the Registrable Securities, (viii) all reasonable fees and disbursements of one law firm or other counsel selected by the Holders of a majority of the Registrable Securities being registered (if such firm or counsel agrees to represent both TPG and JPMP, otherwise, up to two (2) such law firms or counsels, one law firm or other counsel selected by TPG and one law firm or other counsel selected by JPMP), (ix) all fees and expenses of accountants selected by the Holders of a majority of the Registrable Securities being registered, (x) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (xi) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration, and (xii) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties). All such expenses are referred to herein as “Registration Expenses.” The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in a secondary offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

Section 2.9 Indemnification.

(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the full extent permitted by law, each Holder of Registrable Securities, each member, limited or general partner thereof, each member, limited or general partner of each such member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including, without limitation, reports and other documents filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading or (iii) any actions or inactions or proceedings in respect of the foregoing whether or not such indemnified party is a party thereto; provided, that the Company shall not be liable to any particular indemnified party (x) to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement or other document in reliance upon and in conformity with written information furnished to the Company by such indemnified party expressly for use in the preparation thereof or (y) to the extent that any such Loss arises out of or is based upon an untrue statement or omission in a preliminary Prospectus relating to Registrable Securities, if a Prospectus (as then amended or supplemented) that would have cured the defect was furnished to the indemnified party from whom the Person asserting the claim giving rise to such Loss purchased Registrable Securities at least five (5) days prior to the written confirmation of the sale of the Registrable Securities to such Person and a copy of such Prospectus (as amended and supplemented) was not sent or given by or on behalf of such indemnified party to such Person at or prior to the written confirmation of the sale of the Registrable Securities to such Person. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Transfer of such securities by such Holder. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the indemnified parties.

(b) Indemnification by the Selling Holder of Registrable Securities. Each selling Holder of Registrable Securities agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case, to the extent, but only to the extent, that such untrue statement or omission is contained in any information furnished in writing by such selling Holder to the Company specifically for inclusion in such Registration Statement and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting the claim. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such indemnification obligation. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above (with appropriate modification) with respect to information furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the indemnifying party has agreed in writing to pay such fees or expenses, (ii) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (iii) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (iv) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 2.9(c), in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

(d) Contribution. If for any reason the indemnification provided for in paragraphs (a) and (b) of this Section 2.9 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 2.9(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.9(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 2.9(a) and 2.9(b) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.9(d), in connection with any Registration Statement filed by the Company, a selling Holder of Registrable Securities shall not be required to contribute any amount in excess of the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such contribution obligation. If indemnification is available under this Section 2.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 2.9(a) and 2.9(b) hereof without regard to the provisions of this Section 2.9(d). The remedies provided for in this Section 2.9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

Section 2.10 Private Sales. (a) The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the reasonable request of any Holder of Registrable Securities, make publicly available such necessary information for so long as necessary to permit sales pursuant to Rules 144, 144A or Regulation S under the Securities Act), and it will take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

(b) The Company agrees to make available upon reasonable notice at reasonable times and for reasonable periods in connection with any Person expressing a bona fide interest in acquiring Equity Securities pursuant to sales exempt from registration under the Securities Act (“Private Sales”) for inspection by a Representative appointed by each of TPG and JPMP and by any attorney, accountant or other agent or Representative retained by such Holders or any such purchaser, all pertinent financial and other records, pertinent corporate documents, properties and assets of the Company and its subsidiaries, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and its subsidiaries and to supply all information reasonably requested by any such Person in connection with such Private Sale as shall be necessary to enable them to exercise their due diligence; provided that any such Person gaining access to information regarding the Company pursuant to this Section 2.10(b) shall agree (on customary terms) to hold in strict confidence and shall not make any disclosure or use any information regarding the Company that the Company determines in good faith to be confidential, and of which determination such Person is notified, unless (w) the release of such information is requested or required (by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process), (x) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has knowledge, (y) such information is or becomes available to such Person on a non-confidential basis from a source other than the Company or (z) such information is independently developed by such Person.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 Board of Directors. (a) The Company agrees to take all necessary action, at any annual or special meeting of shareholders of the Company at which directors are to be elected, to nominate two (2) directors designated by TPG and two (2) directors designated by JPMP for election to the Board of Directors; provided that:

(i) if any of TPG or JPMP ceases to beneficially own 10% or more of the Common Shares, then such Holder shall only be entitled to designate one (1) director for election to the Board of Directors; and provided, further, that if any of TPG or JPMP ceases to beneficially own 2% or more of the outstanding Common Shares, then such Holder shall not be entitled to designate any directors for election to the Board of Directors; and

(ii) within one year after the Company ceases to qualify as a “controlled company” under NYSE rules, TPG and JPMP shall use all reasonable efforts to ensure that a sufficient number of their designees qualify as “independent directors” under NYSE rules to ensure that the Board of Directors complies with applicable NYSE independence rules.

(b) The Company shall use all reasonable efforts to cause the designees nominated pursuant to Section 3.1(a) to be elected as members of the Board of Directors, and to permit each Sponsor to remove, replace or change its designees from time to time and fill vacancies created by reason of death, removal or resignation of such designees, including by calling a special meeting of shareholders of the Company for the purpose of voting on any such nomination, removal, replacement or change. During the Holding Period, the Holders shall vote all Equity Securities held by them in favor of the election or removal, as applicable, of the relevant designees such that the Board of Directors shall be constituted in accordance with this Article III.

(c) The Company agrees that all decisions of the Board of Directors shall require the approval of a majority of the directors. The Board of Directors shall designate a chairman.

(d) The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of

Directors and any committees thereof, including without limitation travel, lodging and meal expenses.

(e) The Company shall obtain customary director and officer indemnity insurance on commercially reasonable terms, and the Sponsor Directors shall have the benefit of customary director indemnity agreements (including any such agreements currently in place, which shall remain in full force and effect unless terminated in accordance with their terms).

Section 3.2 Additional Management Provisions.

(a) For so long as TPG and JPMP collectively beneficially own 30% or more of the outstanding Common Shares, (i) each such Sponsor that is entitled to designate any directors for election to the Board of Directors pursuant to Section 3.1(a) also shall have the right to have at least one (1) of its designated directors on any committee of the boards of directors of the Company, to the extent such directors are permitted to serve on such committees under SEC and NYSE rules applicable to the Company, and (ii) Sponsor Directors shall constitute the majority of each such committee. In the event that SEC or NYSE rules applicable to the Company limit the number of Sponsor Directors that can serve on any committee, the parties shall allocate committee membership among Sponsor Directors in as equitable a manner as possible, taking into account the relative level of ownership by such Sponsor in considering committee preferences.

(b) Each Holder and the Company agrees and acknowledges that the directors designated by TPG and JPMP may share confidential, non-public information about the Company with TPG and JPMP, respectively.

(c) Notwithstanding anything else in this Article III or Section 5.9, each Sponsor shall have the right, without requiring the consent of any other party hereto, at any time and from time to time after the expiration of the Holding Period, to waive any or all of the rights granted to such Sponsor pursuant to this Article III.

ARTICLE IV

TRANSFER OF SHARES

Section 4.1 Limitations on Transfer. (a) No Holder may Transfer any of its Equity Securities during the Holding Period without first obtaining the prior written consent of both Sponsors; provided, that such prohibition shall not apply to Transfers (i) to Permitted Transferees of the Sponsors in accordance with Section 4.2; (ii) pursuant to, and consequent upon, the exercise of the tag-along rights set forth in Section 4.3 in connection with a Transfer consented to in accordance with this Section 4.1(a); (iii) pursuant to Section 4.4; or (iv) required by law. The “Holding Period” shall be the period from and including the IPO Date until the earlier to occur of (x) the second (2nd) anniversary of the IPO Date; or (y) the date on which the Sponsors, collectively, no longer continue to beneficially own at least fifty percent (50%) of the Common Shares held by the Sponsors as of the IPO Date.

(b) During the Holding Period, any purported Transfer of Equity Securities other than in accordance with this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose.

Section 4.2 Transfers to Permitted Transferees. During the Holding Period, a Holder may Transfer any of its Equity Securities to a Permitted Transferee of such Holder without the consent of the Sponsors pursuant to Section 4.1(a) and without the requirement to comply with Section 4.3; provided, that each Permitted Transferee to which Equity Securities are Transferred shall, and such Holder shall cause such Permitted Transferee to, Transfer back to such Holder (or to another Permitted Transferee of such Holder) the Equity Securities Transferred to it if such Permitted Transferee ceases to be a Permitted Transferee of such Holder. Any Transferee of Equity Securities pursuant to this Section 4.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering such documents as may be necessary to make such Transferee a party hereto, whereupon such Transferee will be treated as a Holder (with the same rights and obligations as its Transferring Holder) for all purposes of this Agreement.

Section 4.3 Tag-Along Rights. (a) In the case of a proposed Transfer by a Holder (a “Transferring Holder”) of any of its Equity Securities during the Holding Period for which consent is required, and has been obtained, under Section 4.1(a), other than a Transfer (i) to the Company, in a buyback, exchange or other transaction offered to all of its shareholders on a pro rata basis; (ii) permitted under Section 4.2 or 4.4; or (iii) in a pro rata distribution in kind to all beneficial owners of the Transferring Holder in accordance with the partnership agreement, limited liability company agreement or other constitutional documents applicable to the Transferring Holder (a “Proposed Transfer”), each Sponsor who exercises its rights under this Section 4.3(a) (a “Tagging Holder”) shall have the right to require the Transferring Holder to cause the proposed Transferee (a “Proposed Transferee”) to purchase up to the number of such Tagging Holder’s Equity Securities of the same class equal to the product of (x) the number of Equity Securities of such class held by the Tagging Holder multiplied by (y) a fraction, the numerator of which is the number of Equity Securities of such class proposed to be Transferred by the Transferring Holder to the Proposed Transferee and the denominator which is the total number of Equity Securities of such class held by the Transferring Holder. In the event that the Transferring Holder is unable to cause the Proposed Transferee to purchase the number of Equity Securities equal to the sum of the number of Equity Securities proposed to be Transferred by the Transferring Holder and the number of the Tagging Holder’s Equity Securities calculated pursuant to the preceding sentence (or any lesser number of Equity Securities requested by the Tagging Holder), then the Tagging Holder shall be entitled to sell up to its pro rata portion of the Equity Securities of such class actually purchased by the Proposed Transferee, based on the relative number of Equity Securities of such class held by the Transferring Holder and all Holders exercising their rights under this Section 4.3.

(b) The Transferring Holder shall give notice to each other Sponsor of a Proposed Transfer not later than twenty (20) Business Days prior to the closing of the Proposed Transfer, setting forth the number and class of Equity Securities proposed to be so Transferred, the name and address of the Proposed Transferee, the proposed amount and form of consideration (and, if such consideration consists in part or in whole of property other than cash, the Transferring Holder shall provide such information, to the extent reasonably available to the

Transferring Holder, relating to such non-cash consideration as the other Sponsors may reasonably request in order to evaluate such non-cash consideration), and other terms and conditions of payment offered by the Proposed Transferee. The Transferring Holder shall deliver or cause to be delivered to each Tagging Holder copies of all transaction documents relating to the Proposed Transfer as the same become available. The tag-along rights provided by this Section 4.3 must be exercised by a Sponsor within fifteen (15) Business Days following receipt of the notice required by the first sentence of this Section 4.3(b), by delivery of a written notice to the Transferring Holder indicating its desire to exercise its rights and specifying the number of Equity Securities it desires to Transfer; provided that such number of Equity Securities does not exceed the number of Equity Securities determined pursuant to Section 4.3(a).

(c) Any Transfer of Equity Securities by a Tagging Holder to a Proposed Transferee pursuant to this Section 4.3 shall be on the same terms and conditions (including, without limitation, price, time of payment and form of consideration) as provided to the Transferring Holder; provided that in order to be entitled to exercise its tag-along right pursuant to this Section 4.3, each Tagging Holder must agree to make to the Proposed Transferee representations, warranties, covenants, indemnities and agreements comparable to those made by the Transferring Holder in connection with the Proposed Transfer (other than any non-competition or similar agreements or covenants that would bind the Tagging Holder or its Affiliates), and agree to the same conditions to the Proposed Transfer as the Transferring Holder agrees, it being understood that all such representations, warranties, covenants, indemnities and agreements shall be made by the Transferring Holder and each Tagging Holder severally and not jointly. Each Tagging Holder shall be responsible for its proportionate share of the costs of the Proposed Transfer to the extent not paid or reimbursed by the Proposed Transferee or the Company.

Section 4.4 Regulatory Cooperation. (a) Notwithstanding anything to the contrary contained in this Agreement, it is understood and hereby expressly stated that JPMP’s obligations under this Agreement are subject to this Section 4.4. In the event that JPMP reasonably determines that it has a Regulatory Problem, the Company agrees to take all such actions as are reasonably requested by JPMP in order to (i) effectuate and facilitate any Transfer by JPMP of any Equity Securities or rights relating thereto then held by JPMP to any Person designated by JPMP; provided that any such Transfer during the Holding Period that is not a Transfer pursuant to Section 4.1(a)(i)-(ii) of this Agreement, shall require the consent of TPG so long as TPG has the right to nominate a Sponsor Director, which consent shall not be unreasonably withheld or delayed; (ii) permit JPMP, to the extent that it is permitted by law, to exchange all or any portion of the voting securities then held by such Person on a share-for-share basis for shares of a class of non-voting securities of the Company, which non-voting securities shall be identical in all respects to such voting securities, except that such new securities shall be non-voting and/or shall be convertible into voting securities on such terms as are requested by JPMP and reasonably acceptable to the Company in light of the regulatory considerations then prevailing; provided that any such exchange shall require the consent of TPG so long as TPG has the right to nominate a Sponsor Director, which consent shall not be unreasonably withheld or delayed by TPG; and (iii) in the event of the exchange described in clause (ii), grant JPMP or its designee, to the extent that it is permitted by law, the reasonable equivalent of any voting rights arising out of JPMP’s ownership of voting securities that were diminished as a result of the exchange referred to in clause (ii) above; provided that any such grant shall require the consent of TPG so long as TPG has the right to nominate a Sponsor Director, which consent shall not be unreasonably withheld or delayed by TPG. If JPMP elects to Transfer securities to an Affiliate in order to avoid a Regulatory Problem, subject to limitations on its voting or total ownership interest in the Company, the Company and such Affiliate shall enter into such agreements that are mutually acceptable to JPMP and the Company, as such Affiliate may reasonably request in order to assist such Affiliate in complying with laws to which it is subject; provided that entering into any such agreement shall require the consent of TPG so long as TPG has the right to nominate a Sponsor Director, which consent shall not be unreasonably withheld or delayed by TPG. Such agreements may include restrictions on the redemption, repurchase or retirement of securities of the Company, mutually acceptable to JPMP and the Company, that would prevent such Affiliate from holding more voting securities or total securities (equity and debt) than it is permitted to hold under such laws and regulations; provided that entering into any such agreement shall require the consent of TPG so long as TPG has the right to nominate a Sponsor Director, which consent shall not be unreasonably withheld or delayed by TPG.

(b) During the Holding Period, each Holder agrees to cooperate with the Company and JPMP in all reasonable respects in complying with the terms and provisions of Section 4.4, including without limitation, voting to approve amending this Agreement or the organizational documents of the Company, in a manner reasonably acceptable to Holders and JPMP or any Affiliate of JPMP entitled to make such request pursuant to Section 4.4 in order to take the specific actions contemplated in Section 4.4(a) to remedy a Regulatory Problem. Notwithstanding anything contained in Section 4.4 to the contrary, neither the Company nor any Holder shall be required under Section 4.4 to take any action that would adversely affect in any material respect the Company or any Holder’s rights under this Agreement or as a holder of Equity Securities or rights relating thereto. The Company and each Holder agrees not to amend or waive the voting or other provisions of the Certificate of Incorporation of the Company or this Agreement if such amendment or waiver would cause JPMP or any of its Affiliates to have a Regulatory Problem. JPMP agrees to notify the Company as to whether or not it would have a Regulatory Problem promptly after JPMP has received notice of any such proposed amendment or waiver.

(c) In the event JPMP Transfers any Units in accordance with this Agreement, such transferee of JPMP shall have the rights of JPMP under this Section 4.4; provided that such transferee is subject to Banking Regulations and such transferee reasonably determines that it has a Regulatory Problem and, provided, further, that, for the avoidance of doubt, such transferee shall not have the status of a “Sponsor” for any purposes of this Agreement unless such Person is a Permitted Transferee of JPMP.

(d) (i) The Company hereby represents and warrants that neither the Company nor, to the knowledge of the Company, based solely upon inquiry of management, any of its subsidiaries (A) offers or markets, directly or through any arrangement, any product or service of any depository institution owned by J.P. Morgan Chase & Co., or (B) permits any of its products or services to be offered or marketed, directly or through any arrangement, by or through any depository institution owned by J.P. Morgan Chase & Co.

(ii) The Company hereby represents and warrants that except as otherwise disclosed, neither the Company nor, to the knowledge of the Company, based solely upon inquiry of management, any of its subsidiaries currently has or is expected to have a loan facility, credit facility, debt financing, line of credit or any other extension of credit from any depository institution owned by J.P. Morgan Chase & Co.

(iii) The Company shall give JPMP thirty (30) days prior written notice before taking any affirmative steps which would cause the representations and warranties contained in this Section 4.4(d) to be untrue. The Company shall use its best efforts to notify JPMP promptly at any time in which the Company reasonably believes the representations contained in this Section 4.4(d) to be untrue whether as a result of the Company’s affirmative action or otherwise.

ARTICLE V

MISCELLANEOUS

Section 5.1 Term. This Agreement shall terminate upon the later of the expiration of the Shelf Period and such time as there are no Registrable Securities, except for the provisions of Sections 2.9 and 2.10 and all of this Article V, which shall survive any such termination, and all of the provisions of Article IV, which shall terminate upon expiration of the Holding Period.

Section 5.2 Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damage that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 5.3 Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall, to the extent permitted by applicable law, be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

Section 5.4 Notices. All notices, other communications or documents provided for or permitted to be given hereunder, shall be made in writing and shall be given (and shall be deemed to have been duly given upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery:

(a)	if to the Company:

Kraton Performance Polymers, Inc.

15710 John F. Kennedy Blvd.

Suite 300

Houston, TX 77032

Attention: [Stephen W. Duffy]

Telephone: [(281) 504-4700]

Facsimile No.: [(281) 504-4743]

(b)	if to TPG III or TPG IV:

345 California Street

Suite 3300

San Francisco, CA 94104

Attention: Clive D. Bode

Telephone: (415) 743-1741

Facsimile No.: (415) 743-1501

(c)	if to

J.P. Morgan Partners (BHCA), L.P.

J.P. Morgan Partners Global Investors, L.P.

J.P. Morgan Partners Global Investors (Cayman), L.P.

JPMP Global Fund/Kraton, L.P.

JPMP Global Fund/Kraton A, L.P.

J.P. Morgan Partners Global Investors (Cayman) II, L.P.

J.P. Morgan Partners Global Investors (Selldown), L.P.

J.P. Morgan Partners Global Investors (Selldown) II, L.P.

JPMP Global Fund/Kraton/Selldown, L.P.

JPMP Global Fund/Kraton/Selldown II, L.P., to:

c/o J.P. Morgan Partners, LLC

Attn: Official Notices Clerk

(FBO: Timothy Walsh)

1221 Avenue of the Americas

New York, New York 10020

Telephone: (212) 899-3400

Facsimile: (212) 899-3401

Each Holder, by written notice given to the Company in accordance with this Section 5.4, may change the address to which notices, other communications or documents are to be sent to such Holder.

Section 5.5 Group Status. Each Holder acknowledges that it has, and agrees that it shall continue to, make independent decisions concerning the investment in the securities of the Company and exercising or refraining from exercising any rights hereunder and under applicable law and no inference, presumption or conclusion that such Holders constitute a “Group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 thereunder (“Group”) shall be raised from the fact that the Holders collectively may exercise or refrain from exercising any rights in the same manner, that such Holders may be represented by a single law firm or advisor or that any rights or agreements were negotiated with the Company at the same time or amended or modified with the Company and the Holders in the same or a similar manner or pursuant to a single document.

Section 5.6 Successors, Assigns and Transferees. (a) Each party may assign all or a portion of its rights hereunder to any Person to which such party transfers, directly or indirectly, its ownership of all or any of its Registrable Securities; provided that (i) no such assignment shall be binding upon or obligate the Company to any such assignee unless and until the Company shall have received notice of such assignment as herein provided and a written agreement of the assignee to be bound by the provisions of this Agreement; (ii) the rights described under Section 2.2 shall not transfer to any Person unless such Person (A) is a Permitted Transferee of the Holder transferring such rights or (B) acquires at least 33 1/3% of the Initial Registrable Securities of the Company initially held by JPMP or TPG, as the case may be; and (iii) the rights described under Article III, and the status of a Holder as a “Sponsor” for all purposes of this Agreement, shall not transfer to any Person unless such Person is a Permitted Transferee of the Holder transferring such rights.

(b) The terms and provisions of this Agreement shall be binding on and inure to the benefit of each of the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person not a party hereto (other than each other Person entitled to indemnity or contribution under Section 2.9) any right, remedy or claim under or by virtue of this Agreement.

Section 5.7 Governing Law; Service of Process; Consent to Jurisdiction. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PROVISIONS, POLICIES OR PRINCIPLES THEREOF RELATING TO CHOICE OR CONFLICT OF LAWS.

(b) To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the State of New York for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and (iii) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 5.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained therein.

Section 5.9 Amendment; Waiver.

(a) This Agreement may not be amended or modified and waivers and consents to departures from the provisions hereof may not be given, except by an instrument or instruments in writing making specific reference to this Agreement and signed by the Company, the Holders of a majority of Registrable Securities then outstanding and, so long as it or any of its Permitted Transferees are Holders, the Investors; provided that any amendment that disproportionately adversely affects a Holder shall require the consent of such Holder. Each Holder of any Registrable Securities at the time or thereafter outstanding shall be bound by any amendment, modification, waiver or consent authorized by this Section 5.9(a), whether or not such Registrable Securities shall have been marked accordingly.

(b) The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 5.10 Counterparts. This Agreement may be executed in any number of separate counterparts and by the parties hereto in separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first written above.

KRATON PERFORMANCE POLYMERS, INC.

By:
Name:
Title:

KRATON POLYMERS LLC (as successor to TJ Chemical Holdings LLC and solely for purposes of consenting to the amendment and restatement of the Original Agreement and assignment to the Company)

By:
Name:
Title:

TPG III POLYMER HOLDINGS, LLC

By:
Name:
Title:

TPG IV POLYMER HOLDINGS, LLC

By:
Name:
Title:

J.P. MORGAN PARTNERS (BHCA), L.P.

BY:	JPMP Master Fund Manager, L.P., its general partner

BY:	JPMP Capital Corp., its general partner

By:
Name:
Title:

J.P. MORGAN PARTNERS GLOBAL INVESTORS, L.P.

By:	JPMP Global Investors, L.P., its general partner

By:	JPMP Capital Corp., its general partner

By:
Name:
Title:

J.P. MORGAN PARTNERS GLOBAL INVESTORS (CAYMAN), L.P.

By:	JPMP Global Investors, L.P., a general partner

By:	JPMP Capital Corp., its general partner

By:
Name:
Title:

JPMP GLOBAL FUND/KRATON, L.P.

By:	JPMP Global Investors, L.P., a general partner

By:	JPMP Capital Corp., its general partner

By:
Name:
Title:

JPMP GLOBAL FUND/KRATON A, L.P.

By:	JPMP Global Investors, L.P., A General Partner

By:	JPMP Capital Corp., Its General Partner

By:
Name:
Title:

J.P. MORGAN PARTNERS GLOBAL INVESTORS (CAYMAN) II, L.P.

By:	JPMP Global Investors, L.P., a general partner

By:	JPMP Capital Corp., its general partner

By:
Name:
Title:

J.P. MORGAN PARTNERS GLOBAL INVESTORS (SELLDOWN), L.P.

By:	CCMP Capital Advisors, LLC, as attorney in fact

By:
Name:
Title:

J.P. MORGAN PARTNERS GLOBAL INVESTORS (SELLDOWN) II, L.P.

By:	CCMP Capital Advisors, LLC, as attorney in fact

By:
Name:
Title:

JPMP GLOBAL FUND/KRATON/ SELLDOWN, L.P.

By:	CCMP Capital Advisors, LLC, as attorney in fact

By:
Name:
Title:

JPMP GLOBAL FUND/KRATON/ SELLDOWN II, L.P.

By:	CCMP Capital Advisors, LLC, as attorney in fact

By:
Name:
Title: